A U D I T E D C O N S O L I D A T E D F I N A N C I A L S T A T E M E N T S venBio Global Strategic Fund, L.P. December 31, 2020 With Independent Auditors’ Report

venBio Global Strategic Fund, L.P. Audited Consolidated Financial Statements Year Ended December 31, 2020 Contents Independent Auditors’ Report ..........................................................................................................1 Audited Consolidated Financial Statements Consolidated Statement of Assets, Liabilities, and Partners’ Capital ..............................................2 Consolidated Schedule of Investments ............................................................................................3 Consolidated Statement of Operations .............................................................................................4 Consolidated Statement of Changes in Partners’ Capital ................................................................5 Consolidated Statement of Cash Flows ...........................................................................................6 Notes to Consolidated Financial Statements ....................................................................................7

Independent Auditors’ Report The Partners venBio Global Strategic Fund, L.P.: We have audited the accompanying consolidated financial statements of venBio Global Strategic Fund, L.P., which comprise the consolidated statement of assets, liabilities, and partners’ capital, including the consolidated schedule of investments, as of December 31, 2020, and the related consolidated statements of operations, changes in partners’ capital, and cash flows for the year then ended, and the related notes to the consolidated financial statements. Management’s Responsibility for the Consolidated Financial Statements Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error. Auditors’ Responsibility Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement. An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion. Opinion In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of venBio Global Strategic Fund, L.P. as of December 31, 2020, and the results of its operations, changes in its partners’ capital, and its cash flows for the year then ended in accordance with U.S. generally accepted accounting principles. /s/ KPMG LLP San Francisco, California February 24, 2021

Assets Investments, at fair value (cost of $43,732,697) 399,838,172$ Cash 29,661 Liquidation proceeds receivable 18,657 Due from affiliate 3,216 Total assets 399,889,706$ Partners' capital General Partner 79,791,655$ Limited Partners 320,098,051 Total partners' capital 399,889,706$ See accompanying notes. venBio Global Strategic Fund, L.P. December 31, 2020 Consolidated Statement of Assets, Liabilities, and Partners’ Capital (Stated in United States Dollars) 2

venBio Global Strategic Fund, L.P.

Consolidated Schedule of Investments

December 31, 2020

(Stated in United States Dollars)

	Number of Shares	Cost	Fair Value
Investments (100.0% of partners' capital)			
Biotechnology (100.0%)			
Ireland (93.1%)			
ALX Oncology Holdings Inc.			
(fka ALX Oncology Limited) (93.1%) [(1)(4)]			
Common Stock	4,431,600	$ 20,415,196	$ 372,453,822
Total Ireland		20,415,196	372,453,822
United States (6.9%)			
Aragon Pharmaceuticals (0.5%) [(4)]			
Milestone Earnouts		38,265	2,026,448
Metacrine, Inc. (5.6%) [(2)(4)]			
Common Stock	3,059,123	20,162,688	22,241,354
Tallac Therapeutics, Inc. (fka Tollnine, Inc.) (0.8%) [(3)(4)]			
Series Seed Preferred Stock	2,600,000	2,600,000	2,600,000
Series A Preferred Stock	645,684	516,548	516,548
		3,116,548	3,116,548
Total United States		23,317,501	27,384,350
Total investments, at fair value		$ 43,732,697	$ 399,838,172

Investment by type, at fair value	Percentage of partners' capital	Cost	Fair value
Total common stock	98.7%	$ 40,577,884	$ 394,695,176
Total preferred stock	0.8%	3,116,548	3,116,548
Total milestone earnouts	0.5%	38,265	2,026,448
Total investments, at fair value	100.0%	$ 43,732,697	$ 399,838,172

[(1)] Restricted public security, subject to Discount for Lack of Marketability. Acquisition date for ALX Oncology Holdings Inc. (fka ALX Oncology Limited) was March 2015.

[(2)] Restricted public security, subject to Discount for Lack of Marketability. Acquisition date for Metacrine, Inc. was January 2015.

[(3)] Acquisition date for Tallac Therapeutics, Inc. (fka Tollnine, Inc.) was May 2018.

[(4)] Security is non income producing insomuch as it has not paid interest or dividends in the last year.

See accompanying notes.

Investment income Interest income 16,833$ Expenses Management fees, net 603,239 Professional fees 279,200 Other expenses 12,802 Deal expenses 1,100 Total expenses 896,341 Net investment loss (879,508) Net realized gain on investments 3,854,849 Change in net unrealized gain on investments 317,203,451 Net gain on investments 321,058,300 Net income 320,178,792$ See accompanying notes. Consolidated Statement of Operations Year Ended December 31, 2020 venBio Global Strategic Fund, L.P. (Stated in United States Dollars) 4

General Limited Partner Partners Total Partners' capital, January 1, 2020 22,847,923$ 92,087,563$ 114,935,486$ Contributions 6,580 4,119,432 4,126,012 Distributions (6,379,978) (32,970,606) (39,350,584) Net income 3,234,138 316,944,654 320,178,792 Allocation of carried interest 60,082,992 (60,082,992) - Partners' capital, December 31, 2020 79,791,655$ 320,098,051$ 399,889,706$ See accompanying notes. venBio Global Strategic Fund, L.P. Year Ended December 31, 2020 Consolidated Statement of Changes in Partners’ Capital (Stated in United States Dollars) 5

Operating activities Net income 320,178,792$ Adjustments to reconcile net income to net cash provided by operating activities: Purchase of investment securities (3,506,548) Proceeds from sales of investments, net of liquidation proceeds receivable 31,042,807 Net realized gain on investments (3,854,849) Change in net unrealized gain on investments (317,203,451) Changes in operating assets and liabilities: Decrease in escrow receivable 4,053,407 Increase in due from affiliate (3,216) Decrease in due to affiliate (29,078) Net cash provided by operating activities 30,677,864 Financing activities Proceeds from capital contributions 4,126,012 Disbursements for capital distributions (39,350,584) Net cash used in financing activities (35,224,572) Net decrease in cash (4,546,708) Cash at beginning of year 4,576,369 Cash at end of year 29,661$ Supplemental schedule of non-cash operating activities: Conversion of interest receivable into equity securities 16,548$ See accompanying notes. Year Ended December 31, 2020 Consolidated Statement of Cash Flows venBio Global Strategic Fund, L.P. (Stated in United States Dollars) 6

venBio Global Strategic Fund, L.P. Notes to Consolidated Financial Statements December 31, 2020 (Stated in United States Dollars) 1. The Partnership venBio Global Strategic Fund, L.P. (the Partnership) was formed as a Cayman Islands exempted limited partnership dated March 25, 2010 and is regulated with the Cayman Islands Monetary Authority under the Private Funds Act, 2020. The general partner of the Partnership is venBio Global Strategic GP, L.P. (the General Partner). The primary investment objective of the Partnership is to make strategic equity and equity-related investments principally in entities operating in the life sciences industry and/or assets relating thereto and to achieve significant returns from its investments. The initial term of the Partnership shall continue until September 19, 2021, at which time the Partnership will commence winding up, unless its term is extended in accordance with the Partnership’s limited partnership agreement (the Agreement). Refer to the Agreement for more information. 2. Summary of Significant Accounting Policies Basis of Consolidated Presentation The accompanying consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States (U.S. GAAP) and are stated in U.S. dollars. The consolidated financial statements include the accounts of venBio SPV (Cayman), Ltd. and venBio SPV, LLC. The Partnership owns 100% of venBio SPV (Cayman), Ltd. at December 31, 2020, and venBio SPV (Cayman), Ltd. owns 100% of venBio SPV, LLC at December 31, 2020. All significant intercompany balances and transactions have been eliminated in consolidation. venBio SPV (Cayman), Ltd., a Cayman Islands exempted limited partnership, was established on November 9, 2012, to invest specifically in venBio SPV, LLC, a Delaware limited liability company. As of December 31, 2020, venBio SPV, LLC holds common stock in ALX Oncology Holdings Inc. The Partnership and the consolidated entities each are an investment company and applies specialized accounting guidance as outlined in Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 946 – Investment Companies. The General Partner has evaluated this guidance and has determined that each entity continues to meet the criteria to be classified as an investment company. 7

venBio Global Strategic Fund, L.P. Notes to Consolidated Financial Statements (continued) (Stated in United States Dollars) 2. Summary of Significant Accounting Policies (continued) Use of Estimates The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, including the fair value of investments, and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates. Investments – Fair Value and Investment Transactions The Partnership’s investments are reflected on the consolidated statements of assets, liabilities, and partners’ capital at fair value, with unrealized gains and losses resulting from changes in fair value reflected in the change in net unrealized gain on investments on the consolidated statement of operations. Foreign investments are valued and reported in U.S. dollar amounts at the valuation date. Fair value is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., the exit price). The fair values of the Partnership’s investments are based on observable market prices when available. The Partnership values its investments, in the absence of observable market prices, using the valuation methodologies described below applied on a consistent basis. For some investments, little market activity may exist; management’s determination of fair value is then based on the best information available in the circumstances and may incorporate management’s own assumptions and involves a significant degree of management’s judgment. Investments in private operating companies consist of direct private preferred stock ("equity") investments. The transaction price, excluding transaction costs, is typically the Partnership’s best estimate of fair value at inception. When evidence supports a change to the carrying value from the transaction price, adjustments are made to reflect expected exit values in the investment's principal market under current market conditions. Ongoing reviews by the Partnership’s management are based on an assessment of trends in the performance of each underlying investment from the inception date through the most recent valuation date. The valuation methodologies used to value private investments may include reference to valuations of comparable companies in the relevant asset class and/or reference to public market or private transactions where such transactions exist. Generally, these valuations are derived by multiplying a key performance metric of the investee company (e.g., revenue, sales) by the relevant valuation multiple observed for comparable companies or transactions. The valuation multiple is often adjusted for differences between the investment and the referenced comparables. 8

venBio Global Strategic Fund, L.P. Notes to Consolidated Financial Statements (continued) (Stated in United States Dollars) 2. Summary of Significant Accounting Policies (continued) Investments – Fair Value and Investment Transactions (continued) Private investments may also be valued at cost, or the most recent financing price, for a period of time after an acquisition as the best indicator of fair value. The most recent financing may also be utilized in a back-solve option pricing model. The option pricing model treats a portfolio company’s common stock and preferred stock as call options on the enterprise or equity value of the portfolio company, with exercise or strike prices based on the characteristics of each series or class of equity in the portfolio company’s capital structure (e.g. liquidation preference of a given series of preferred stock). This method is sensitive to certain key assumptions, such as volatility and time to exit, that are not observable. Restricted securities of public companies cannot be offered for sale to the public until the issuer complies with certain statutory or contractual requirements. The Partnership generally values restricted securities of public companies at a discount to similar publicly traded companies to the extent the restriction is specific to the security. The Partnership considers the type and duration of the restriction, but in no event does the valuation exceed the listed price on any major securities exchange. Milestone earnouts are valued based on the risk-adjusted probability of receipt/completion of the milestone (also can be referred to as PTRS – Probability of Technical and Regulatory Success) and then Net Present Value (NPV) adjusted based on the future projected cash flows. These valuation methodologies involve a significant degree of management judgment and because of the inherent uncertainty of valuation, these estimated values may differ from the values that would have been used had a ready market for the securities existed, and the differences could be material. U.S. GAAP establishes a hierarchal disclosure framework that prioritizes and ranks the level of market price observability used in measuring investments at fair value. Market price observability is affected by a number of factors, including the type of investment, the characteristics specific to the investment and the state of the market place, including the existence and transparency of transactions between market participants. Investments with readily available active quoted prices or for which fair value can be measured from actively quoted prices in an orderly market will generally have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value. Investments measured and reported at fair value are classified and disclosed in one of the following categories: Level I – Quoted prices are available in active markets for identical investments as of the reporting date. The type of investments in Level I include listed equities and listed derivatives. The Partnership does not adjust the quoted price for these investments, even in situations where the Partnership holds a large position and a sale could reasonably affect the quoted price. 9

venBio Global Strategic Fund, L.P. Notes to Consolidated Financial Statements (continued) (Stated in United States Dollars) 2. Summary of Significant Accounting Policies (continued) Investments – Fair Value and Investment Transactions (continued) Level II – Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date, and fair value is determined through the use of models or other valuation methodologies. Investments that are generally included in this category include corporate bonds and loans, less liquid and restricted equity securities, and certain over-the-counter derivatives. Level III – Pricing inputs are unobservable for the investment and include situations where there is little, if any, market activity for the investment. The inputs into the determination of fair value require significant management judgment or estimation. Investments that are included in this category generally include private investments of equity and/or debt, milestone earnouts, and general and limited partnership interests in corporate private equity. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The Partnership’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and it considers factors specific to the investment. Fair Value Hierarchy The following table summarizes the valuation of the Partnership’s investments by the fair value hierarchy levels as of December 31, 2020:     Investments, at fair value Level I Level II Level III Total Common stock -$ 394,695,176$ $ - $ 394,695,176 Preferred stock - - 3,116,548 3,116,548 Milestone earnouts - - 2,026,448 2,026,448 Total investments, at fair value -$ 394,695,176$ $ 5,142,996 $ 399,838,172 Fair Value 10

venBio Global Strategic Fund, L.P. Notes to Consolidated Financial Statements (continued) (Stated in United States Dollars) 2. Summary of Significant Accounting Policies (continued) Investments – Fair Value and Investment Transactions (continued) Changes in Level III Measurements The following table presents changes in assets classified in Level III of the fair value hierarchy during the year ended December 31, 2020 attributable to the following: All transfers are recognized by the Partnership at the end of each reporting period. Transfers between Levels III and I or II relate to when an investment becomes quoted in an active market, which the Partnership has the ability to access. Restricted Securities On July 21, 2020, all of the ALX Oncology Holdings, Inc. preferred and private common stock held immediately prior to the IPO converted into public common stock. The shares commenced trading on the NASDAQ Global Select Market under the ticker symbol “ALXO” on July 17, 2020. The amount of this investment transferred out of Level III into Level II during the year ended December 31, 2020 totaled $20,415,196. On September 18, 2020, all of the Metacrine, Inc. preferred stock held immediately prior to the IPO converted into common stock. The shares commenced trading on the NASDAQ Global Select Market under the ticker symbol “MTCR” on September 16, 2020. The amount of this investment transferred out of Level III into Level II during the year ended December 31, 2020 totaled $22,355,180. As of December 31, 2020, total aggregate value of the Restricted Securities held on the Consolidated Schedule of Investments is $394,695,176. This represents 98.7% of Partners’ Capital. Common Preferred Convertible stock stock Promissory Note Purchases -$ 16,548$ 500,000$ Issues -$ -$ -$ Transfers into Level III -$ -$ -$ Transfers out of Level III (15,196)$ (42,755,180)$ -$ 11

venBio Global Strategic Fund, L.P. Notes to Consolidated Financial Statements (continued) (Stated in United States Dollars) 2. Summary of Significant Accounting Policies (continued) Investments – Fair Value and Investment Transactions (continued) Quantitative Information About Level III Fair Value Measurements The Partnership’s Level III investments, totaling $5,142,996, have been valued using unadjusted third-party transaction and quotations or unadjusted historical third party financial information. As a result, there were no unobservable inputs that have been internally developed by the Partnership in determining the fair value of investments as of December 31, 2020. Investment transactions & related investment income Security transactions are recorded on a trade-date basis, with the resulting unrealized gains and losses recorded in the consolidated statement of operations. For purposes of determining gains or losses on sales of investments, the cost of investments sold is determined on the specific- identification basis. Interest is recognized on an accrual basis and interest receivable is written off when deemed uncollectible. Foreign Securities The Partnership invests in the securities of foreign companies which involves special risks and considerations not typically associated with investing in U.S. companies. These risks include devaluation of currencies, less reliable information about issuers, different securities transaction clearance and settlement practices, and future adverse political and economic developments. Moreover, securities of many foreign companies and the markets may be less liquid and their prices more volatile than those of securities of comparable U.S. companies. Cash Cash represents amounts held in accounts with financial institutions and is subject to credit risk to the extent those balances exceed applicable Federal Deposit Insurance Corporation and Securities Investor Protection Corporation limitations. The Partnership continuously monitors the credit standing of the institutions with which it conducts business. 12

venBio Global Strategic Fund, L.P. Notes to Consolidated Financial Statements (continued) (Stated in United States Dollars) 2. Summary of Significant Accounting Policies (continued) Foreign Currency Translation Assets and liabilities denominated in foreign currencies are translated into U.S. dollar amounts at the date of valuation. Transactions denominated in foreign currencies, including purchases and sales of investments, and income and expenses, are translated into U.S. dollar amounts on the date of those transactions. Adjustments arising from foreign currency transactions are reflected in the statement of operations. Market and Other Risk Factors At December 31, 2020, the Partnership’s portfolio of investments includes non-publicly and publicly traded securities. The non-publicly traded securities trade, if at all, in an illiquid marketplace. The portfolio is concentrated in the life sciences industry. Risks affecting this industry include, but are not limited to, increased competition, rapid changes in technology, government actions, and changes in economic conditions. These risk factors could have a material effect on the ultimate realized value of the Partnership’s investments. Certain impacts from the COVID-19 outbreak may have a significant negative impact on the Partnership’s operations and performance. These circumstances may continue for an extended period of time and may have an adverse impact on economic and market conditions. The ultimate economic fallout from the pandemic, and the long-term impact on economies, markets, industries and individual companies, are not known. The extent of the impact to the financial performance and the operations of the Partnership will depend on future developments, which are highly uncertain and cannot be predicted. Professional Fees and Other Expenses Professional fees and other expenses represent annual audit and tax fees, as well as legal and other miscellaneous expenses. 13

venBio Global Strategic Fund, L.P. Notes to Consolidated Financial Statements (continued) (Stated in United States Dollars) 2. Summary of Significant Accounting Policies (continued) Milestone Earnouts Milestone earnouts refers to additional amounts from liquidated investments that management believes may be realized at future dates and/or as future events occur. The value of estimated milestone earnouts may vary based on the input assumptions, estimates and other items that require significant judgment or estimation by the General Partner. On a periodic basis, the General Partner will review and adjust, if necessary, the assumptions and estimates for the milestone earnout proceeds. While the milestone earnouts amounts reflect a concentration of risk, the General Partner considers counterparty performance risk in its determination of projected earnout amounts. All counterparties to current earnout arrangements are deemed to represent reputable financially secure companies. The projected earnout amounts are included in investments on the accompanying consolidated statement of assets, liabilities, and partners’ capital. Aragon Pharmaceuticals, Inc. (“Aragon”) entered into a merger agreement and was effectively acquired by Johnson & Johnson. Consideration for this agreement provided to the Aragon shareholders consisted of upfront cash proceeds, newly formed company Seragon Pharmaceuticals, Inc.’s common stock, escrow holdback and projected earnouts based on milestone achievements. Projected earnout payments are contingent upon completion of milestone achievements, with the final milestone having been achieved on December 4, 2020 and the remaining payment expected in January 2021. The Partnership’s share of the remaining earnout milestone payment is valued at $2,026,448 at December 31, 2020. Liquidation Proceeds Receivable In December 2020, the liquidation of Solstice Biologics Limited, which the Partnership had previously written down in value, was completed. The Partnership’s share of liquidation proceeds is expected to be received in early 2021 in euros and has been valued at $18,657 as of December 31, 2020. 14

venBio Global Strategic Fund, L.P. Notes to Consolidated Financial Statements (continued) (Stated in United States Dollars) 2. Summary of Significant Accounting Policies (continued) Income Taxes No provision for U.S. federal, U.S. state, or local income taxes has been made in the accompanying consolidated financial statements, as partners are individually liable for their own tax payments. The Partnership performs an evaluation of tax positions taken or expected to be taken in the course of preparing the Partnership tax returns to determine whether the tax positions are “more-likely- than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax expense. The Partnership has recorded no expense or liability related to any uncertain tax positions as of December 31, 2020. The Partnership does not expect that its assessment related to unrecognized tax benefits will materially change over the next 12 months. However, the Partnership’s conclusions may be subject to review and adjustment at a later date based on factors including, but not limited to, the nexus of income among various tax jurisdictions; compliance with U.S. federal, U.S. state, and foreign tax laws; and changes in the administrative practices and precedents of the relevant taxing authorities. Generally, the Partnership is subject to income tax examinations by major taxing authorities for the last three years preceding the date of these consolidated financial statements. The Partnership recognizes interest and penalties, if any, as income tax expense in the consolidated statement of operations. During the year ended December 31, 2020, the Partnership did not accrue any interest and penalties. 3. Related-Party Transactions The Partnership pays venBio Partners LLC (the Management Company) (or its designee) an annual management fee equal to the sum of all limited partner fee amounts for such annual period. The limited partner fee amount shall mean with respect to each annual period and each limited partner with a subscription: (i) less than $75 million, an amount equal to 2.2% of such limited partner’s subscription; (ii) equal to or greater than $75 million, but less than $100 million, 2.0% of such limited partner’s subscription; (iii) equal to or greater than $100 million but less than $125 million, 1.8% of such limited partner’s subscription; and (iv) equal to or greater than $125 million, 1.5% of such limited partner’s subscription. 15

venBio Global Strategic Fund, L.P. Notes to Consolidated Financial Statements (continued) (Stated in United States Dollars) 3. Related-Party Transactions (continued) Beginning September 19, 2016, the first day following the expiration of the investment period, the percentage used in calculating each limited partner’s management fees was reduced by 0.2% per annual period, with a minimum percentage threshold of 1.25%. Furthermore, if the limited partner’s aggregate invested capital (as defined in the Agreement) is less than 50% of the limited partner’s aggregate subscriptions, the management fee will be based on the aggregate invested capital as of the first day of each period for which the management fee is being paid rather than subscriptions. The percentage was reduced again in 2020, and all limited partners are now subject to the minimum percentage of 1.25%. For the year ended December 31, 2020, the management fee base is the aggregate limited partner’s invested capital. The gross management fee has been reduced each quarter by the deemed contributions made by the General Partner and receipt of any board compensation from portfolio companies, as follows: Year Ended December 31, 2020 Gross management fee $ 629,559 Deemed contributions by General Partner (26,320) Net management fee $ 603,239 The Partnership shall bear and be responsible for all expenses of the Partnership other than Ordinary Operating Expenses, defined below, which shall be borne by the Management Company. Ordinary Operating Expenses are defined as ordinary overhead and operating administrative expenses of the General Partner and the Management Company incurred in connection with maintaining and operating the General Partner’s and the Management Company’s office, including wages, salaries, rent, utilities and routine office equipment expense. The Partnership considers the General Partner, their principal owners, members of management, as well as entities under common control, to be related parties to the Partnership. The Partnership has amounts due from an affiliate for advances in the normal course of business. These amounts are noninterest bearing and due on demand. Certain members of the General Partner serve on the Board of Directors of various portfolio companies in which the Partnership invests. Additionally, the Partnership may coinvest with other entities with the same General Partner as the Partnership. At December 31, 2020, the Partnership held investments with a fair value of $375,570,370 that were coinvested with an affiliated partnership. 16

venBio Global Strategic Fund, L.P. Notes to Consolidated Financial Statements (continued) (Stated in United States Dollars) 4. Partners’ Capital The total committed capital of the Partnership is $178,787,879. The General Partner’s capital commitment is $1,787,879. The General Partner’s subscription shall be at all times equal to at least 1.0% of the aggregate subscriptions of the limited partners. In addition, limited partners have a $177,000,000 capital commitment in aggregate. From time to time, each partner shall contribute its pro rata share to the Partnership, as shall be specified by the General Partner, to fund current or future portfolio investments or meet the expenses of the Partnership (including for the payment of any management fee expense, organizational expenses or indemnification obligations and a reserve for the Partnership’s operating expenses). Partnership contributions made by the partners and deemed contributions by the General Partner reduce the partners’ unpaid capital obligation. $174,503,307 or 97.60% of capital commitments have been called by the Partnership and $1,240,700 have been deemed contributions by the General Partner since inception. As of December 31, 2020, the unfunded commitment balance is $3,043,872. For all capital contributions made by the General Partner for the year ended December 31, 2020, only 20% of each contribution was required to be made in cash. The remaining portion of each installment of the General Partner’s capital contributions was deemed to have been made in installments at the same time and in the same proportions as the capital contributions of the limited partners. The General Partner’s deemed contributions were treated as capital contributions and reduce its unfunded subscription, but did not increase the General Partner’s capital account balance. The limited partners’ management fee was appropriately reduced by the amount of deemed contributions made by the General Partner. For the year ended December 31, 2020, the limited partners’ management fee was reduced by $26,320.   The total deemed contributions for the year were $26,320. Allocation of Profits and Losses Generally, net gain and loss in respect of a portfolio investment initially shall be apportioned among the partners by their subscription divided by the aggregate subscriptions of all partners in respect of such portfolio investment. 17

venBio Global Strategic Fund, L.P. Notes to Consolidated Financial Statements (continued) (Stated in United States Dollars) 4. Partners’ Capital (continued) Allocation of Profits and Losses (continued) Net gain apportioned to the General Partner and each affiliated limited partner shall be allocated to the capital account of each partner, and net gain apportioned to each other limited partner shall be allocated as follows: (a) First, 100% to the limited partner in an amount equal to the sum of (1) the net loss (if any) previously allocated to the limited partner and (2) the management fee expense previously allocated to the limited partner, in each case to the extent not offset by prior allocations of net gain made; and (b) Thereafter, the limited partner’s Carried Interest (as defined below) percentage to the General Partner and the remainder to the limited partner. Net loss apportioned to the General Partner and each affiliated limited partner shall be allocated to the capital account of each partner, and net loss apportioned to each other limited partner shall be allocated as follows: (a) First, to the limited partner and the General Partner, in proportion to their respective amounts of net gain (if any) previously allocated to the limited partner and the General Partner in respect of the limited partner and not offset by prior allocations of net loss, an amount of net loss equal to the aggregate amount of such net gain (if any); and (b) Thereafter, to the limited partner. The management fee shall be allocated to the limited partners in proportion to their respective limited partner fee amounts. After the application of the above, the General Partner shall be entitled to receive a priority allocation of net gain that otherwise would have been allocated to the limited partners in the same proportions as allocations were made to the limited partners, in an amount equal to the amount of net gain that otherwise would have been allocated to the General Partner, provided that allocations of net gain will be made only if, and to the extent that, the available net gain as of such time is at least equal to such allocations. 18

venBio Global Strategic Fund, L.P. Notes to Consolidated Financial Statements (continued) (Stated in United States Dollars) 4. Partners’ Capital (continued) Allocation of Profits and Losses (continued) Limited partners with a subscription below $75 million are subject to a carried interest percentage of 20% and limited partners with a subscription of $75 million or greater are subject to a carried interest percentage of 17.5% (individually or in the aggregate “Carried Interest”). The General Partner’s Carried Interest is determined after taking into account all net gains and net losses allocated to the General Partner on a cumulative basis since the inception of the Partnership. The amount of accrued Carried Interest, calculated from both realized and unrealized gains, allocated from the limited partners to the General Partner, is $60,082,992 for the year ended December 31, 2020 and $120,232,578 since inception. The Carried Interest to the General Partner will remain provisional until final liquidation of the Partnership. Distributions Distributable proceeds attributable to any portfolio investment initially shall be apportioned among the partners in proportion to their respective sharing percentages in respect of such portfolio investment. Distributable proceeds apportioned to the General Partner shall be distributed to the General Partner, and distributable proceeds apportioned to each other limited partner shall be distributed as follows:  (a) First, 100% to the limited partner until the cumulative amount distributed to the limited partner is equal to such limited partner’s capital contributions; and (b) Thereafter, the limited partner’s Carried Interest percentage to the General Partner and the remainder to the limited partner. As a result of the General Partner’s Carried Interest, the Partnership shall distribute to the General Partner in cash, with respect to each fiscal year, either during the year or within 90 days thereafter, an amount (a “Tax Distribution”) equal to the aggregate federal, state and local tax liability the partner would have incurred. During the year ended December 31, 2020, the Partnership made no Tax Distributions and made discretionary distributions of $39,350,584, resulting in total cumulative distributions of $413,092,738 as of December 31, 2020. 19

venBio Global Strategic Fund, L.P. Notes to Consolidated Financial Statements (continued) (Stated in United States Dollars) 5. Indemnification Generally, no partner is individually liable for any debts or obligations of the Partnership in excess of its unpaid capital commitments. As described in the Agreement, the limited partners have indemnified the General Partner in connection with its activities on behalf of the Partnership. The Partnership has not had any claims or losses pursuant to these indemnifications and expects the risk of loss to be remote. 6. Financial Highlights Financial highlights are calculated for limited partners taken as a whole. An individual investor’s results may vary from these results based on different fee arrangements and the timing of capital transactions. The internal rate of return of the limited partners since inception is net of Carried Interest allocations, if any, to the General Partner and was computed based on the actual dates of the capital contributions and distributions, and the aggregate limited partners’ capital at the end of each measurement period. The net investment loss ratio does not reflect any effect of Carried Interest to the General Partner. Financial highlights for the year ended December 31, 2020, are as follows: Internal rate of return, since inception: Beginning of year 74.39 % End of year 76.87 % Ratios to average limited partners’ capital: Expenses before Carried Interest allocation 0.63 % Allocation of Carried Interest 42.31 % Expenses after Carried Interest allocation 42.94 % Net investment loss (0.62)% 7. Subsequent Events These financial statements were approved by management and available for issuance on February 24, 2021. Subsequent events have been evaluated through this date. The Partnership received $2,066,978 for its share of the final Aragon milestone payment on January 22, 2021. 20